As Filed Pursuant to Rule 424(b)(5)
Registration No. 333-284510

SUPPLEMENT NO. 1 DATED NOVEMBER 2, 2026

(To the Series A Perpetual Strife Preferred Stock Annex dated November 4, 2025, to Base Prospectus Supplement dated November 4, 2025, as supplemented by Supplement No. 1 thereto dated March 23, 2026, Supplement No. 2 thereto dated May 6, 2026 and Supplement No. 3 thereto dated November 2, 2026, and to the Prospectus dated January 27, 2025)

SERIES A PERPETUAL STRIFE PREFERRED STOCK ANNEX

Up to $1,659,967,526.88

10.00% Series A Perpetual Strife Preferred Stock

This prospectus supplement (“Supplement No. 1 to the STRF Stock Annex”) relates to the offer and sale of shares of our 10.00% Series A Perpetual Strife Preferred Stock (the “STRF Stock”) and supplements and amends the prospectus supplement annex relating to the sale of our STRF Stock that we filed with the Securities and Exchange Commission (the “SEC”) on November 4, 2025 (the “STRF Stock Annex”). The shares of STRF Stock offered pursuant to the STRF Stock Annex are among the securities described in the base prospectus supplement dated November 4, 2025, that we filed with the SEC on such date, as supplemented by the supplements to the base prospectus supplement dated March 23, 2026, May 6, 2026 and November 2, 2026 (as supplemented, the “base prospectus supplement”), and the prospectus dated January 27, 2025 (the “prospectus”).

This Supplement No. 1 to the STRF Stock Annex should be read in conjunction with the STRF Stock Annex, the accompanying base prospectus supplement and prospectus, and the contents of that accompanying base prospectus supplement and prospectus are incorporated by reference into the STRF Stock Annex. To the extent the information in this Supplement No. 1 to the STRF Stock Annex is inconsistent with the information contained in the STRF Stock Annex, the information in this Supplement No. 1 to the STRF Stock Annex supersedes such information. Except as set forth herein, the STRF Stock Annex, the base prospectus supplement and the prospectus remain unchanged.

This Supplement No. 1 to the STRF Stock Annex is being filed to reflect that on October 29, 2026, we filed an Amended and Restated Certificate of Designations of the STRF Stock (the “Amended and Restated STRF Certificate of Designations”) with the Secretary of State of the State of Delaware, which will become effective at 12:01 a.m., Eastern time, on January 1, 2027. The filing of the Amended and Restated STRF Certificate of Designations was approved at our 2026 Special Meeting of Stockholders held on October 28, 2026, pursuant to the required stockholder vote.

The Amended and Restated STRF Certificate of Designations amends the dividend payment cadence provisions of the existing Certificate of Designations of the STRF Stock originally filed on March 25, 2025 (the “Original STRF Certificate of Designations”) such that, together with conforming and related changes, declared regular dividends on the STRF Stock will be paid on each business day (as such term is defined in the Amended and Restated STRF Certificate of Designations) (instead of quarterly), beginning January 4, 2027 (such changes, collectively, the “STRF Dividend Amendment”).

Our STRF Stock is listed on The Nasdaq Global Select Market under the trading symbol “STRF.” On October 30, 2026, the last reported sale price of our STRF Stock on The Nasdaq Global Select Market was $101.42 per share.

Our business and an investment in the STRF Stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page SA-7 of the STRF Stock Annex,

under the captions “Risk Factors,” “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement and prospectus, and in the documents incorporated by reference into the accompanying base prospectus supplement and prospectus.

Neither the SEC nor any state or foreign securities commission or regulatory authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement No. 1 to the STRF Stock Annex, the STRF Stock Annex, the accompanying base prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

TD Securities	StoneX	A.G.P.	Barclays

BTIG	Canaccord Genuity	Cantor	Clear Street

Compass Point	H.C. Wainwright & Co.	Keefe, Bruyette & Woods	Maxim Group LLC

Mizuho	Moelis & Company	Morgan Stanley	Santander

	SOCIETE GENERALE	Texas Capital Securities

The date of this Supplement No. 1 to the STRF Stock Annex is November 2, 2026.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING

You should read this Supplement No. 1 to the STRF Stock Annex in conjunction with the STRF Stock Annex, the accompanying base prospectus supplement, and the prospectus dated January 27, 2025. The STRF Stock Annex contains the specific terms of the STRF Stock (the description of which is being amended hereby) and of our at-the-market offering of up to $1,659,967,526.88 of shares of our STRF Stock, and the base prospectus supplement describes the terms applicable to our at-the-market offerings of class A common stock and preferred stock in general. You should carefully consider, among other things, the matters set forth under “Risk Factors Related to the ATM Offering Programs” in the base prospectus supplement and “Risk Factors” in the STRF Stock Annex.

You may access the STRF Stock Annex, the accompanying base prospectus supplement, and the prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

STRF Stock Annex:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525263746/d919681d424b5.htm
Base Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525263653/d87896d424b2.htm
Supplement No. 1:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526118657/d110473d424b2.htm
Supplement No. 2:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526208982/d36173d424b3.htm
Supplement No. 3:	https://www.sec.gov/Archives/edgar/data/1050446/000119312526442740/d60250d424b3.htm
Prospectus:	https://www.sec.gov/Archives/edgar/data/1050446/000119312525012707/d608278ds3asr.htm

AMENDMENTS TO THE STRF STOCK ANNEX

In connection with the effectiveness of the STRF Dividend Amendment, the STRF Stock Annex is hereby amended as set forth below. Each provision set forth below shall replace, in its entirety, the corresponding provision of the STRF Stock Annex, unless otherwise specified. For the avoidance of doubt, the amendments described below reflect the terms of the STRF Stock that will become effective on January 1, 2027. Except as otherwise expressly provided in the Amended and Restated STRF Certificate of Designations, matters relating to periods prior to January 1, 2027, including the declaration, calculation and payment of regular dividends, will continue to be governed by the Original STRF Certificate of Designations.

1. Cover page—regular dividends.

The following paragraph shall replace, in its entirety, the third paragraph on the cover page of the STRF Stock Annex under the heading “STRF STOCK”:

The STRF Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at a rate per annum equal to 10.00% on the stated amount thereof, which is $100 per share of STRF Stock. Through December 31, 2026, regular dividends will continue to be payable quarterly, when, as and if declared, with the final quarterly dividend payable, if declared, on December 31, 2026. Beginning January 1, 2027, regular dividends on the STRF Stock are payable when, as and if declared by our board of directors or any duly authorized committee thereof, out of funds legally available for their payment, in arrears on each “regular dividend payment date” (as defined below under the caption “Description of STRF Stock—Definitions”), generally each business day, to the preferred stockholders of record on the corresponding regular record date or dates. The first regular dividend payment date under the Amended and Restated STRF Certificate of Designations will be January 4, 2027.

2. Cover page—redemption price.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price for any STRF Stock” on the cover page of the STRF Stock Annex:

The redemption price for any STRF Stock to be redeemed will be a cash amount equal to the liquidation preference of the STRF Stock to be redeemed as of the business day before the date we send the related redemption notice, plus accumulated and unpaid regular dividends to, and including, the regular record date immediately before the redemption date.

3. Cover page—fundamental change repurchase price.

The following paragraph shall replace, in its entirety, the paragraph beginning “If a ‘fundamental change’” on the cover page of the STRF Stock Annex:

If a “fundamental change” (as defined in this STRF Stock Annex) occurs, then, except as described in this STRF Stock Annex, preferred stockholders will have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of STRF Stock at a cash repurchase price equal to the stated amount of the STRF Stock to be repurchased, plus accumulated and unpaid regular dividends, if any, to, and including, the regular record date immediately before the fundamental change repurchase date.

4. “The Offering”—Regular Dividend Payment Dates.

The following shall replace, in its entirety, the information opposite the caption “Regular Dividend Payment Dates” under the heading “The Offering” in the STRF Stock Annex:

Through December 31, 2026, regular dividend payment dates will continue to be March 31, June 30, September 30 and December 31 of each year. Beginning January 1, 2027, for any calendar month, each day within such calendar month that, as of the first business day immediately preceding the first calendar day of that month (or, if earlier, the date on which the first regular dividend for that month is declared), is scheduled to be a business day, subject to our right to designate additional business days as described under the caption “Description of STRF Stock—Regular Dividends—Generally.” The first regular dividend payment date after the amendment and restatement effective time will be January 4, 2027 (or such other date specified in the certificate representing the applicable share of STRF Stock).

5. “The Offering”—Regular Record Dates.

The following shall replace, in its entirety, the information opposite the caption “Regular Record Dates” under the heading “The Offering” in the STRF Stock Annex:

Through December 31, 2026, regular record dates will continue to be March 15, June 15, September 15 and December 15, with December 15, 2026 being the record date for the final quarterly dividend payable, if declared, on December 31, 2026. Beginning January 1, 2027, regular record dates will be each calendar day, including Saturdays, Sundays and holidays. Each regular record date corresponds to the first regular dividend payment date that occurs after that record date. Accordingly, two or more regular record dates may correspond to a single regular dividend payment date. In particular, the January 1, 2 and 3, 2027 record dates will correspond to the January 4, 2027 payment date. A holder of shares issued after the close of business on the applicable regular record date for a declared dividend will not be entitled to that dividend with respect to such shares.

6. “The Offering”—Regular Dividends (payment cadence, calculation, compounded dividends and deferral).

The following paragraphs shall replace, in their entirety, the disclosure opposite the caption “Regular Dividends” under the heading “The Offering” in the STRF Stock Annex:

The STRF Stock accumulates cumulative dividends, which we refer to as “regular dividends,” at a rate per annum equal to 10.00% on the stated amount thereof, regardless of whether or not declared or funds are legally available for their payment. Through December 31, 2026, regular dividends will continue to be payable quarterly, when, as and if declared, with the final quarterly dividend payable, if declared, on December 31, 2026. Beginning January 1, 2027, subject to the other provisions described in this STRF Stock Annex, regular dividends are payable when, as and if declared by our board of directors or any duly authorized committee thereof, out of funds legally available for their payment, solely in cash in arrears on each regular dividend payment date, generally each business day, to the preferred stockholders of record as of the close of business on the regular record date or dates corresponding to the applicable regular dividend payment date. The first such regular dividend payment date will be January 4, 2027. For the avoidance of doubt, if a dividend is declared with respect to outstanding STRF Stock, any STRF Stock offered and sold hereby, and issued at or before 5:00 p.m., New York City time, on the record date for such declared dividend, will be entitled to payment of such declared dividend (including the portion that was accrued but unpaid before the issuance of such STRF Stock).

Declared regular dividends on the STRF Stock are payable solely in cash, in the manner, and subject to the provisions, described in this STRF Stock Annex.

Regular dividends will be computed for each regular record date using the monthly regular dividend rate per annum and the applicable semi-monthly dividend period: the first through the 15th day of a calendar month, and the 16th through the last day of a calendar month. Regular dividends that accumulate for each semi-monthly dividend period will be calculated based on the product of the stated amount per share of STRF Stock and one-24th of the applicable regular dividend rate per annum, which will be allocated evenly over the number of calendar days during that semi-monthly period. For all but the last regular record dates in a semi-monthly dividend period, if the amount of accumulated regular dividends per share of STRF Stock includes a fraction of a cent, then such amount will be rounded down to the nearest cent per share of STRF Stock, and the related fractional cent will be carried forward in calculating the amount of regular dividends that accumulate for the next calendar day in the relevant semi-monthly dividend period. The rounding described in the previous sentence will not apply to the calculation of the amount of accumulated regular dividends for the final calendar day of any semi-monthly dividend period. The calculation is described in greater detail below under “Description of STRF Stock—Regular Dividends—Generally.”

If any accumulated regular dividends (or any portion thereof) on the STRF Stock are not paid on the last regular dividend payment date of a calendar quarter (or, if such date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of those unpaid regular dividends, compounded quarterly on the last regular dividend payment date of each subsequent calendar quarter at the “compounded dividend rate,” from, but excluding, the latest regular record date corresponding to the defaulted regular dividend payment date to, and including, the latest regular record date corresponding to the date the same, including all compounded dividends thereon, is paid in full.

The compounded dividend rate applicable to any unpaid regular dividend that was due on the last regular dividend payment date of a calendar quarter will initially equal the regular dividend rate of 10.00% per annum plus 100 basis points; provided, however, that until the unpaid regular dividend and compounded dividends thereon are paid in full, that rate will increase by 100 basis points per annum for each calendar quarter after the first calendar quarter in which compounded dividends accumulate on that unpaid regular dividend, up to a maximum of 18.00% per annum.

If we fail to declare, on or before the last regular record date corresponding to the last regular dividend payment date of any calendar quarter, the full amount of unpaid regular dividends, if any, that will have accumulated to, and including, such regular record date, including any compounded dividends, such failure will constitute the issuance of a notice of deferral. Upon issuance of such notice, we will use our commercially reasonable efforts over the following 45-day period following such regular record date to sell class A common stock and/or other securities to raise proceeds in an amount sufficient to cover such unpaid regular dividends and compounded dividends on the first regular dividend payment date after such 45-day period (the “deferred regular dividend payment date”). Payment of any declared regular dividends on such deferred regular dividend payment date will be made, if at all, to the preferred stockholders of record as of the close of business on the immediately preceding calendar day (the “deferred regular record date”). If we fail to pay in full such regular dividends, including compounded dividends thereon, in cash by the applicable deferred regular dividend payment date, such failure will constitute a failure to declare and pay regular dividends for purposes of determining whether a “regular dividend non-payment event” (as defined in this STRF Stock Annex) has occurred with respect to the appointment of board members, as described further below. If we pay such regular dividends, including compounded dividends thereon, on the deferred regular dividend payment date in the manner described above, then the related delay in payment will be deemed not to constitute a failure to declare or pay regular dividends for purposes of determining whether a regular dividend non-payment event has occurred.

See “Description of STRF Stock—Regular Dividends.”

We expect to fund any dividends paid in cash on the STRF Stock primarily through additional capital raising activities, including, but not limited to, at-the-market offerings of our class A common stock and our junior preferred stock. See “Risk Factors—Risks Relating to the STRF Stock and This Offering—We may not have sufficient funds to pay dividends in cash on the STRF Stock, or we may choose not to pay dividends on the STRF Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

7. “The Offering”—Optional Redemption.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price for any STRF Stock” opposite the caption “Optional Redemption” under the heading “The Offering” in the STRF Stock Annex:

The redemption price for any STRF Stock to be redeemed pursuant to an optional redemption will be a cash amount equal to the liquidation preference of the STRF Stock as of the business day before the date we send the related redemption notice, plus accumulated and unpaid regular dividends (including compounded dividends, if applicable) to, and including, the regular record date immediately before the redemption date, subject to the treatment of any previously declared dividend described below.

8. “The Offering”—Redemption Upon Tax Event.

The following sentence shall replace, in its entirety, the sentence beginning “The redemption price for any STRF Stock” opposite the caption “Redemption Upon Tax Event” under the heading “The Offering” in the STRF Stock Annex:

The redemption price for any STRF Stock to be redeemed pursuant to a tax redemption will be a cash amount equal to the liquidation preference of the STRF Stock as of the business day before the date we send the related redemption notice, plus accumulated and unpaid regular dividends (including compounded dividends, if applicable) to, and including, the regular record date immediately before the redemption date, subject to the treatment of any previously declared dividend described below.

9. “The Offering”—Repurchase at the Option of the Preferred Stockholders After a Fundamental Change.

The following sentence shall replace, in its entirety, the sentence beginning “If a ‘fundamental change’” opposite the caption “Repurchase at the Option of the Preferred Stockholders After a Fundamental Change” under the heading “The Offering” in the STRF Stock Annex:

If a “fundamental change” (as defined in this STRF Stock Annex) occurs, then, except as described in this STRF Stock Annex, preferred stockholders will have the right (which we refer to as the “fundamental change repurchase right”) to require us to repurchase some or all of their shares of STRF Stock at a cash repurchase price equal to the stated amount of the STRF Stock to be repurchased, plus accumulated and unpaid regular dividends (including compounded dividends, if applicable), to, and including, the regular record date immediately before the fundamental change repurchase date, subject to the treatment of any previously declared dividend described below.

10. “The Offering”—Voting Rights.

The following sentence shall replace, in its entirety, the sentence beginning “If (in each case, subject to the provisions described” opposite the caption “Voting Rights” under the heading “The Offering” in the STRF Stock Annex:

If, subject to the deferral provisions described in this STRF Stock Annex, the full amount of accumulated and unpaid regular dividends on the outstanding STRF Stock has not been declared and paid as of the close of business on the last regular dividend payment date of each of (i) four or more consecutive calendar quarters and (ii) eight or more consecutive calendar quarters, then, in each case, the authorized number of our directors will automatically increase by one (or we will vacate the office of one director) and the holders of the STRF Stock, voting together with any voting parity stock having similar rights then exercisable, will have the right to elect one preferred stock director, subject to the conditions described under “Description of STRF Stock—Voting Rights.”

11. “Description of STRF Stock—Payments on the STRF Stock” (physical certificate instructions).

The following sentence shall replace, in its entirety, the sentence beginning “To be timely” under the caption “Payments on the STRF Stock” in the STRF Stock Annex:

To be timely, a written request referred to in the first bullet point above must be delivered no later than the close of business on the date that is 15 calendar days immediately before the date the applicable payment is due.

12. “Description of STRF Stock—Payments on the STRF Stock” (business-day delay).

The following sentence is added after the paragraph beginning “If the due date for a payment” under the caption “Payments on the STRF Stock” in the STRF Stock Annex:

For the avoidance of doubt, if a regular dividend payment date for a declared regular dividend was scheduled to be, but is not in fact, a business day, the related declared regular dividend may be paid on the immediately following business day with the same force and effect as if paid on that date, even if the following business day is a regular dividend payment date for another declared regular dividend, and such delay will not affect the calculation of accumulated or payable regular dividends.

13. “Description of STRF Stock—Regular Dividends—Generally.”

The text under the sub-caption “Generally” under the caption “Regular Dividends” in the STRF Stock Annex is hereby amended and restated in its entirety to read as follows:

The STRF Stock accumulates cumulative dividends (which we refer to as “regular dividends”) at a rate per annum equal to 10.00% (such rate per annum, the “regular dividend rate”) on the “stated amount” (as defined below under the caption “—Definitions”) thereof (and, to the extent described below, on unpaid regular dividends), regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions described below, such regular dividends will be payable when, as and if declared by our “board of directors” (as defined below under the caption “—Definitions”), out of funds legally available for their payment, solely in cash, in arrears on each “regular dividend payment date” (as defined below under the caption “—Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” or dates (as defined below under the caption “—Definitions”) corresponding to such regular dividend payment date.

Subject to the computation provisions described below, regular dividends will accumulate on each regular record date. Each calendar day from, and including, January 1, 2027 will be a regular record date, including Saturdays, Sundays and holidays. The regular dividend payment date corresponding to each regular record date will be the first regular dividend payment date occurring after that regular record date. Two or more regular record dates may correspond to a single regular dividend payment date, in which case the regular dividends (if declared in full) payable on that payment date will include the dividends accumulated in respect of all such record dates, including any compounded dividends, if applicable.

Regular dividends will accumulate from, but excluding, the latest regular record date corresponding to the last date to which regular dividends have been paid, to, and including, the latest regular record date corresponding to the next regular dividend payment date. In the case of the regular dividend payment date occurring on January 4, 2027, regular dividends will accumulate from, but excluding, December 31, 2026, together, if the final pre-amendment dividend has not been declared and paid in full as contemplated below, with regular dividends accumulated thereon determined in accordance with the original certificate of designations. For the avoidance of doubt, a holder of shares of STRF Stock issued in this offering after 5:00 p.m., New York City time, on a record date for a declared regular dividend will not receive that dividend with respect to those shares. Any STRF Stock issued in this offering at or before that time on the relevant record date will be entitled to the declared dividend, including the portion accumulated before issuance, subject to the terms applicable to the first regular dividend on any newly issued STRF Stock.

Notwithstanding anything to the contrary in this STRF Stock Annex, the regular dividend payable in respect of the regular dividend payment date under the original certificate of designations occurring on December 31, 2026 (the “final pre-amendment dividend”) will be calculated and paid and, to the extent applicable, accumulate, under the original certificate of designations. The regular record date for that dividend under the original certificate of designations was December 15, 2026.

If any accumulated regular dividends (or any portion thereof) on the STRF Stock are not paid on the last regular dividend payment date of a calendar quarter (or, if such regular dividend payment date is not a business day, the next business day), then additional regular dividends, which we refer to as “compounded dividends,” will accumulate on the amount of those unpaid regular dividends, compounded quarterly on the last regular dividend payment date of each subsequent calendar quarter, from, but excluding, the latest regular record date corresponding to the defaulted regular dividend payment date to, and including, the latest regular record date corresponding to the date the same, including all compounded dividends thereon, are paid in full.

The “compounded dividend rate” applicable to any unpaid regular dividend that was due on the last regular dividend payment date of any calendar quarter will initially be 100 basis points above the 10.00% regular dividend rate, or 11.00% per annum. Until the unpaid amount and compounded dividends thereon have been paid in full, that compounded dividend rate will increase by 100 basis points per annum for each calendar quarter after the first calendar quarter in which compounded dividends accumulate on that unpaid dividend, up to a maximum of 18.00% per annum. Each reference in this STRF Stock Annex to accumulated or unpaid regular dividends includes any compounded dividends thereon.

Each payment of declared regular dividends on the STRF Stock will be applied to the earliest regular dividend payment date with respect to which regular dividends have not yet been paid.

Accumulated regular dividends on each outstanding share of STRF Stock will be computed for each regular record date (referred to for this purpose as the “reference regular record date”) using the regular dividend rate and the semi-monthly dividend period in which it occurs. Each semi-monthly dividend period consists of the period from, and including, the first calendar day of a month to, and including, the 15th calendar day of that month, and the period from, and including, the 16th calendar day of a month to, and including, the last calendar day of that month. The amount of regular dividends that accumulate on each share in respect of a reference regular record date, excluding compounded dividends, will be calculated as follows (subject to the holder-level calculations described below under “—Calculations—Calculations Aggregated for Each Preferred Stockholder”):

where S is the stated amount per share of STRF Stock; DR is the monthly regular dividend rate per annum applicable to the monthly regular dividend rate period containing such reference regular record date; N is the number of calendar days in the semi-monthly dividend period containing such reference regular record date; n is the total number of calendar days from, and including, the first calendar day of that semi-monthly dividend period to, and including, such reference regular record date; and Dx is the amount of regular dividends that accumulate on each outstanding share of STRF Stock in respect of the regular record date occurring on the xth calendar day of such semi-monthly dividend period (determined in accordance with the provision described in this sentence, and rounded as set forth in the next paragraph), except that D0 will be deemed to be equal to zero.

The amount Dn determined in accordance with the foregoing formula will be expressed as a dollar amount that, before the applicable calculation and rounding for each preferred stockholder described below under “—Calculations—Calculations Aggregated for Each Preferred Stockholder,” (i) will not be rounded if the reference regular record date is the last regular record date occurring in the applicable semi-monthly dividend period and (ii) otherwise will be rounded down to the nearest cent if such dollar amount includes a fractional cent. Accordingly, fractional cents rounded down on earlier regular record dates will be carried forward in the calculation for subsequent regular record dates within the same semi-monthly dividend period. Before rounding, and excluding compounded dividends, the aggregate amount of regular dividends that accumulate on one share for a full semi-monthly dividend period will equal one-24th of the product of the stated amount and the applicable monthly regular dividend rate per annum.

For purposes of computing compounded dividends on any unpaid regular dividends, the same calculation will apply as if the amount of the unpaid regular dividend were part of the stated amount per share of STRF Stock and DR in the formula were replaced with the compounded dividend rate per annum applicable on the reference regular record date. For purposes of computing accumulated and unpaid regular dividends to be included in a redemption price, fundamental change repurchase price or liquidation payment, the same computation applies through the regular record date occurring on the applicable date as described in the certificate of designations, except that the daily rounding described above will not apply and the amount will instead be subject only to the applicable holder-level rounding provisions.

If we fail to declare, on or before the last regular record date corresponding to the last regular dividend payment date of any calendar quarter, the full amount of unpaid regular dividends that will have accumulated through that record date (including any compounded dividends), such failure will constitute the issuance of a notice of deferral. Upon issuance of such notice, we will use commercially reasonable efforts over the following 45-day period to sell class A common stock and/or other securities to raise proceeds sufficient to cover the deferred dividends and compounded dividends, if any, on the date that is the first regular dividend payment date after the 45-day period (the “deferred regular dividend payment date”). Payment of any declared deferred dividend will be made, if at all, to the preferred stockholders of record as of the close of business on the calendar day immediately preceding the deferred regular dividend payment date (the “deferred regular record date”).

If we fail to pay those deferred regular dividends, plus compounded dividends, in full by the applicable deferred regular dividend payment date, such failure will constitute a failure to declare and pay regular dividends for purposes of determining whether a “regular dividend non-payment event” (as defined below under the caption “—Definitions”) has occurred with respect to the right to appoint directors. If, however, we pay such amounts on the deferred regular dividend payment date in accordance with these provisions, the related delay will not constitute a failure to declare or pay regular dividends for purposes of that definition.

Except as described in the next paragraph, the certificate of designations does not require us to declare or pay regular dividends on the STRF Stock, even if funds are legally available for their payment. Accordingly, we may choose not to declare regular dividends. See “Risk Factors—Risks Relating to the STRF Stock and This Offering—We may not have sufficient funds to pay dividends in cash on the STRF Stock, or we may choose not to pay dividends on the STRF Stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

If we sell shares of our class A common stock and/or STRK Stock for cash through a registered public offering (including an at-the-market offering or follow-on offering) during the 90 calendar days preceding the 15th calendar day of the last calendar month of any calendar quarter, then, except to the extent previously declared and paid or set aside for payment, we will declare and pay on or before the last regular dividend payment date of that calendar quarter the unpaid regular dividends that will have accumulated to, and including, the latest regular record date corresponding to that payment date (including compounded dividends, if any), to the extent the net proceeds of those sales in the 90-day period are sufficient to pay such regular dividend. These requirements do not treat issuances or sales of convertible or exchangeable securities, issuances upon their conversion or exercise, or sales pursuant to a Form S-8 registration statement as sales of class A common stock for this purpose. To the extent a dividend cannot be paid because of applicable limitations, the unpaid amount continues to accrue compounded dividends in accordance with the foregoing provisions.

Under the new daily dividend schedule effective January 1, 2027 for STRF Stock, the STRF Stock will have a dividend record date on every calendar day, including weekends and market and bank holidays.

However, for any shares cleared through The Depository Trust Company (“DTC”), a record date that falls on a weekend or other DTC holiday will be deemed by DTC to fall on the immediately preceding day that is not a DTC holiday.

An ex-dividend date is the first day on which shares trade without the right to receive a particular dividend. For shares traded on Nasdaq, the ex-dividend date is generally the same day as the record date, if it falls on a trading day. As a result, if multiple daily dividends have record dates that fall on consecutive days that are DTC holidays, then they will be deemed by DTC to share a single record date occurring on the last preceding day that is not a DTC holiday, and by Nasdaq to share a single ex-dividend date occurring on the last preceding day that is a trading day, and will be paid together on the same payment date.

For example, dividends with record dates of January 8, 9 and 10, 2027—a Friday, Saturday and Sunday—would all be deemed by DTC to have a record date of Friday, January 8, which Nasdaq will also treat as the ex-dividend date for all three. All three dividends would be paid on Monday, January 11. We expect that an investor who executes a buy order for such shares on Friday, January 8 will not receive any of the three dividends. We expect that an investor who executes a sale transaction for such shares on Friday, January 8 will still receive all three.

Dividend entitlement may differ for shares that are not cleared through DTC or that are traded on venues other than Nasdaq that offer weekend or market holiday trading. Those differences will depend on the trading, clearing and settlement arrangements of the relevant clearing platform or venue. In addition, individual brokers may have policies and procedures that result in a different treatment than that described above. Investors should consult their brokers.

14. “Description of STRF Stock—Regular Dividends—Treatment of Dividends Upon Repurchase Upon Fundamental Change or Redemption.”

The following sentence shall replace, in its entirety, the first sentence under the sub-caption “Treatment of Dividends Upon Repurchase Upon Fundamental Change or Redemption” in the STRF Stock Annex:

If the “fundamental change repurchase date” (as defined below under the caption “—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRF Stock”), or redemption date of any share of STRF Stock to be repurchased or redeemed is after a regular record date for a declared regular dividend on the STRF Stock and on or before the corresponding regular dividend payment date, then the holder of such share at the close of business on that regular record date will be entitled, notwithstanding such repurchase or redemption, as applicable, to receive, on or, at our election, before the corresponding regular dividend payment date, such declared regular dividend on that share.

15. “Description of STRF Stock—Regular Dividends—Priority of Dividends; Limitation on Junior Payments; No Participation Rights—Limitation on Dividends on Parity Stock.”

The following paragraph shall replace, in its entirety, the paragraph under the sub-caption “Limitation on Dividends on Parity Stock” in the STRF Stock Annex:

If (i) less than all accumulated and unpaid regular dividends on the outstanding STRF Stock have been declared and paid as of the close of business on the last regular dividend payment date of any calendar quarter, or (ii) our board of directors declares a regular dividend in respect of the last regular dividend payment date of a calendar quarter that is less than the total amount of unpaid regular dividends that would accumulate to, and including, the latest regular record date corresponding to such payment date, then, until and unless all accumulated and unpaid regular dividends on the outstanding STRF Stock have been paid, no dividends may be declared or paid on any class or series of dividend parity stock unless regular dividends are simultaneously declared on the STRF Stock on a pro rata basis, such that (a) the ratio of (x) the dollar amount of regular dividends so declared per share of STRF Stock to (y) the amount of total accumulated and unpaid regular dividends per share of STRF Stock immediately before such payment is no less than (b) the ratio of (x) the dividend so declared or paid per share of such dividend parity stock to (y) the total accumulated and unpaid dividends per share of such dividend parity stock immediately before the related dividend (or, in the case of non-cumulative parity dividends, the full dividend amount per share for the most recent dividend period).

16. “Description of STRF Stock—Regular Dividends—Priority of Dividends; Limitation on Junior Payments; No Participation Rights—Limitation on Certain Payments.”

The following sentence shall replace, in its entirety, the first sentence under the sub-caption “Limitation on Certain Payments” in the STRF Stock Annex:

As long as any STRF Stock is outstanding, no dividends or distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any of our junior stock, and neither we nor any of our subsidiaries will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any of our junior stock or dividend parity stock, in each case unless all regular dividends, if any, on the outstanding STRF Stock that have accumulated to, and including, the regular record date immediately before the last regular dividend payment date of the last completed calendar quarter have been paid in full.

17. “Description of STRF Stock—Rights Upon Our Liquidation, Dissolution or Winding Up.”

The following shall replace, in its entirety, the second bullet under the caption “Rights Upon Our Liquidation, Dissolution or Winding Up” in the STRF Stock Annex:

•

all accumulated and unpaid regular dividends (plus compounded dividends thereon), if any, that will have accumulated on such share to, and including, the regular record date immediately before the date of payment.

18. “Description of STRF Stock—Redemption at Our Option—Redemption Price.”

The following paragraph shall replace, in their entirety, the paragraph under the sub-caption “Redemption Price” in the STRF Stock Annex:

The redemption price for a share of STRF Stock called for optional redemption or tax redemption will equal (i) the liquidation preference of such share as of the business day before the date we send the related redemption notice plus (ii) accumulated and unpaid regular dividends (including compounded dividends, if any) on that share to, and including, the regular record date immediately before the redemption date. However, if the redemption date is after a “specified regular record date” (as defined below under “—Definitions”) for a declared regular dividend on the STRF Stock and on or before the corresponding “specified dividend payment date,” then (a) the holder of the share at the close of business on that specified regular record date will be entitled, notwithstanding the redemption, to receive the declared regular dividend on or, at our election, before such corresponding specified dividend payment date, and (b) the amount in clause (ii) above will instead equal the excess, if any, of (x) accumulated and unpaid regular dividends on such share to, and including, the regular record date immediately before such redemption date over (y) the amount of that declared regular dividend.

19. “Description of STRF Stock—Fundamental Change Permits Preferred Stockholders to Require Us to Repurchase STRF Stock—Generally.”

The following paragraph shall replace, in their entirety, the paragraph beginning “The repurchase price” under the sub-caption “Generally” in the STRF Stock Annex:

The repurchase price (the “fundamental change repurchase price”) for a share of STRF Stock tendered for repurchase will equal (i) the stated amount of that share plus (ii) accumulated and unpaid regular dividends on that share to, and including, the regular record date immediately before the fundamental change repurchase date. However, if the fundamental change repurchase date is after a specified regular record date for a declared regular dividend on the STRF Stock and on or before its corresponding specified dividend payment date, then (a) the holder of the share at the close of business on that specified regular record date will be entitled, notwithstanding the repurchase, to receive the declared regular dividend on or, at our election, before the corresponding payment date, and (b) the amount in clause (ii) above will instead equal the excess, if any, of (x) accumulated and unpaid regular dividends on such share to, and including, the regular record date immediately before such fundamental change repurchase date over (y) the amount of that declared regular dividend.

20. “Description of STRF Stock—Calculations—Calculations Aggregated for Each Preferred Stockholder.”

In the paragraph beginning “The composition of the consideration due upon conversion,” the phrase “the related regular record date” is replaced with “the regular record date or dates corresponding to such regular dividend payment date.”

21. “Description of STRF Stock—Definitions”—“Business day.”

The following shall replace, in its entirety, the definition of “Business day” in the STRF Stock Annex:

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed; provided, however, that solely for purposes of determining whether a day is a regular dividend payment dates (and dates determined by reference to those dates), we may elect to designate any additional day as a business day. An election or rescission requires notice to preferred stockholders, may not have retroactive effect or alter payment dates already determined for a calendar month, and may not rescind a day that would otherwise qualify as a business day. The election may be made for specific days, categories of days, days meeting specified conditions or future periods, and notice may be provided as described under “—Notices,” in a press release or through another widely disseminated medium we then use, including our website.

22. “Description of STRF Stock—Definitions”—“Regular dividend payment date.”

The following shall replace, in its entirety, the definition of “Regular dividend payment date” in the STRF Stock Annex:

“Regular dividend payment date” means, for any calendar month, each day within such month that, as of the first business day immediately preceding the first calendar day of that month (or, if earlier, the date the first regular dividend for that month is declared), is scheduled to be a business day, subject to our right to designate additional days as business days described under the definition of “Business day”; provided, however, that the first regular dividend payment date occurring on or after the amendment and restatement effective time will be January 4, 2027 (or such other date specified in the certificate representing the applicable share of STRF Stock).

23. “Description of STRF Stock—Definitions”—“Regular record date.”

The following shall replace, in its entirety, the definition of “Regular record date” in the STRF Stock Annex:

“Regular record date” means each calendar day from, and including, January 1, 2027.

24. “Description of STRF Stock—Definitions”—“Regular dividend non-payment event.”

The following shall replace, in its entirety, the definition of “Regular dividend non-payment event” in the STRF Stock Annex:

A “regular dividend non-payment event” will be deemed to occur upon (i) less than the full amount of accumulated and unpaid regular dividends to, and including, the latest regular record date corresponding to the last regular dividend payment date of each of four or more consecutive calendar quarters having been declared and paid as of the close of business on those respective last regular dividend payment dates; or (ii) the same failure occurring in eight or more consecutive calendar quarters, in each case subject to the deferral provisions described under “—Regular Dividends—Generally.” A regular dividend non-payment event will continue until all accumulated and unpaid regular dividends are paid in full. A dividend will be deemed paid if declared and sufficient cash has been set aside for the benefit of the holders entitled thereto. Clauses (i) and (ii) are separate events, each providing for a separate right to appoint a preferred stock director.

25. “Description of STRF Stock—Definitions”—deferred dividend payment and record dates.

The following shall replace, in their entirety, the definitions of “Deferred regular dividend payment date” and “Deferred regular record date” in the STRF Stock Annex:

“Deferred regular dividend payment date” means, with respect to unpaid regular dividends for a calendar quarter for which a notice of deferral has been deemed issued, the first regular dividend payment date after the 45-calendar-day period beginning after the latest regular record date corresponding to the last regular dividend payment date of that calendar quarter (or, if that date is not a business day, the next business day), as described under “—Regular Dividends—Generally.”

“Deferred regular record date” means the calendar day immediately preceding the applicable deferred regular dividend payment date.

26. “Description of STRF Stock—Definitions”—“Regular dividend period.”

The definition of “Regular dividend period” in the STRF Stock Annex is deleted in its entirety. References to that term relating to the post-amendment dividend framework are superseded by references to the applicable “semi-monthly dividend period,” “regular record date,” “regular dividend payment date” or calendar quarter, as appropriate and as described in this Supplement No. 1 to the STRF Stock Annex.

27. “Description of STRF Stock—Definitions”—other new terms.

The following definitions are added, in alphabetical order, under the caption “—Definitions” in the STRF Stock Annex:

“Amendment and restatement effective time” means January 1, 2027 at 12:01 a.m., Eastern time.

“Final pre-amendment dividend” has the meaning set forth under the caption “—Regular Dividends—Generally.”

“Original certificate of designations” means the Certificate of Designations relating to STRF Stock originally filed with the Secretary of State of the State of Delaware on March 25, 2025, as amended and supplemented before the amendment and restatement effective time.

“Semi-monthly dividend period” means (a) the period from, and including, the first calendar day of a month to, and including, its 15th calendar day and (b) the period from, and including, the 16th calendar day to, and including, the last calendar day of that month; provided, however, that the initial semi-monthly dividend period is January 1 through January 15, 2027.

28. “Risk Factors”—dividend non-payment voting rights.

The following sentence shall replace, in its entirety, the sentence beginning “For example, holders of STRF Stock, as such” under the risk factor caption “The STRF Stock has only limited voting rights” in the STRF Stock Annex:

For example, holders of STRF Stock, as such, do not have the right to vote in the general election of our directors, although those holders will have a limited right, voting together with holders of any voting parity stock, if any, with similar voting rights regarding the election of directors upon a failure to pay dividends, which similar voting rights are then exercisable, to elect one director upon the occurrence of each of the following events: (i) if, as of the close of business on the last regular dividend payment date of each of four or more consecutive calendar quarters, less than all accumulated and unpaid regular dividends through the corresponding regular record dates have been declared and paid; and (ii) if the same failure has occurred as of the close of business on the last regular dividend payment date of each of eight or more consecutive calendar quarters.

FORWARD-LOOKING STATEMENTS

This Supplement No. 1 to the STRF Stock Annex, the STRF Stock Annex, the base prospectus supplement and the prospectus, and the information incorporated by reference herein and therein, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical facts, including statements concerning the STRF Dividend Amendment and the timing, cadence and amount of future regular dividends, may be forward-looking statements. Words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “targeted,” “goal” and variations of such words or similar expressions are intended to identify forward-looking statements.

The forward-looking statements are not historical facts, are based upon our current expectations, beliefs, estimates and projections and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control, and are subject to a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements. These risks, uncertainties and other important factors include those described under the caption “Risk Factors” in the STRF Stock Annex and under the captions “Risk Factors,” “Risk Factors Related to the ATM Offering Programs” and “Risk Factor Updates” in the accompanying base prospectus supplement and prospectus, as well as those described in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 19, 2026 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026 filed with the SEC on May 6, 2026 and August 3, 2026, respectively, each of which is incorporated by reference into the accompanying base prospectus supplement and prospectus. The forward-looking statements made herein relate only to events as of the date on which the statements are made. Except as may be required by law, we undertake no obligation to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.